UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2022

Martin Marietta Materials, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-12744	56-1848578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4123 Parklake Avenue Raleigh, North Carolina	27612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919 781-4550
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value per share	MLM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.02    Termination of a Material Definitive Agreement.

The information set forth in Item 8.01 below as to the satisfaction and discharge of the Notes (as defined below) issued pursuant to that certain Indenture dated as of May 22, 2017, as supplemented by that certain Fourth Supplemental Indenture thereto dated as of July 2, 2021 (in each case insofar as applicable to the Notes, the “2023 Notes Indenture”) between Martin Marietta Materials, Inc. (the “Company”) and Regions Bank, as trustee (the “Trustee”) is incorporated by reference into this Item 1.02.

Item 8.01    Other Events.

On September 29, 2022, the Company satisfied and discharged its 0.650% Senior Notes due 2023 (the “Notes”). In connection with the satisfaction and discharge, the Company irrevocably deposited with the Trustee funds in an amount sufficient to satisfy all remaining principal and interest payments on the Notes. Holders of Notes will receive payment of principal on the scheduled maturity date of the Notes and payment of interest at the per annum rate (and on the dates) set forth in the 2023 Notes Indenture. The Company utilized existing cash resources to fund the satisfaction and discharge.

As a result of the satisfaction and discharge of the Notes, the obligations of the Company under the Indenture in respect of the Notes have been terminated, except those provisions of the Indenture that, by their terms, survive the satisfaction and discharge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2022	MARTIN MARIETTA MATERIALS, INC.

	By:	/s/ Roselyn R. Bar
		Name:	Roselyn R. Bar
		Title:	Executive Vice President, General Counsel and Corporate Secretary